SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Dow Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

March 22, 2021

Dear Fellow Stockholders:

We recently distributed proxy materials of Dow Inc. (the “Company” or “Dow”) in connection with the 2021 Annual Meeting of Stockholders to be held on April 15, 2021. Your vote and your support are very important at this year’s meeting.

The Board of Directors recommends that you vote FOR all director nominees in Agenda Item 1, FOR Agenda Items 2, 3, 4 and 5, and AGAINST stockholder proposal Agenda Item 6.

Of particular interest, we would like to highlight some points regarding the stockholder proposal Agenda Item 6. The stockholder proposal requests that the Board of Directors take steps to permit written consent by shareholders. Written consent would allow a stockholder or group to launch a consent solicitation to adopt significant corporate action without a stockholder meeting, timing protections or full consideration by all stockholders offered in the stockholder meeting procedures. The Board of Directors and the Corporate Governance Committee have considered the stockholder proposal and do not believe that its adoption is in the best interests of the Company and its stockholders because written consent would:

•	restrict important procedural protections necessary for effective governance;

•	increase the risk of potential abuse by denying certain stockholders the ability to participate or vote in major decisions; and

•	deny certain stockholders the ability to participate or vote in major decisions.

The Company’s existing corporate governance practices provide robust procedural protections that appropriately balance enhancing stockholder rights, while adequately protecting stockholder interests, including:

•	special meetings of stockholders may be called at the request of holders of at least 25% of the outstanding stock;

•	meaningful opportunities are available for stockholders to raise their concerns with the Board of Directors; and

•	robust shareholder engagement practices (75% of outstanding shares last year).

The Board of Directors recommends a vote AGAINST stockholder proposal Agenda Item 6 on the Right to Act by Written Consent.

Midland, Michigan USA

Dow Inc.

Letter to Stockholders

March 22, 2021

Dow has a strong focus on corporate governance and is committed to continuous improvement and practices that protect the long-term interests of stockholders, including:

•	Stockholder right to call special meetings with 25% ownership;

•	Eligible stockholders able to nominate directors through proxy access;

•	Annual elections of directors by majority of votes cast;

•	Annual say-on-pay vote;

•	No supermajority voting requirements;

•	Stockholder approval of any stockholder rights or “poison pill” plans;

•	Stockholders may communicate directly with the Chairman, Lead Director or independent directors as a group or individually; and

•	Comprehensive board oversight of corporate strategy, sustainability and risk with periodic board refreshment based on a rigorous director selection and evaluation process.

Written consent proposals can make a company vulnerable to potential abuse especially in hostile situations and can effectively disenfranchise non-participating shareholders. The written consent process may not require advance communication to be provided to all stockholders and could allow a small group of stockholders engaging in short-term speculation to solicit the fewest possible votes required to act. Stockholder meetings provide a more transparent, informed and equitable process for stockholders to exercise their rights.

Please vote AGAINST stockholder proposal Agenda Item 6 – your vote is important no matter how many shares you hold.

We encourage you to review the stockholder proposal in its entirety, as well as management’s complete statement in opposition, in the 2021 Proxy Statement.

Voting is easy – have your control number ready and either call the number or go online as directed on the proxy card or voting instruction form. You can also vote by mailing your completed proxy card or voting instruction form in the pre-paid envelope provided.

If you hold shares in multiple accounts, please vote each proxy card you receive to ensure that all your shares are represented at the 2021 Annual Meeting.

On behalf of your Board of Directors, thank you for your cooperation and continued support. We appreciate your vote.

Sincerely,

Jim Fitterling
Chairman and Chief Executive Officer

If you have any questions or need assistance voting your shares,

please call our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-399-1581.